Exhibit 4.1

ELG Number	Shares

[Education Lending Group, Inc. Logo]

Incorporated Under The Laws Of The State Of Delaware

Authorized Common Stock: 40,000,000 Shares
PAR VALUE: $.001

This Certifies That

Is The Recent Holder Of

Shares of Education Lending Group, Inc. Common Stock

transferable on the books of the Corporation in person or by a duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

WITNESS, the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated
	Secretary	[Seal]	CEO/President